Exhibit 99.2


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of ____________, 2008, by and between Jeffrey L. Hartman, Trustee for The Second Amended And Restated Trust For The Benefit Of The Shareholders Of Mega-C Power Corporation (the "Seller"), and _______________________ (the "Purchaser") with respect to the purchase by the Purchaser of shares of Common Stock of Axion Power International, Inc., a Delaware corporation (the "Company"), currently held by the Seller.

         1. SALE OF STOCK.

                  1.1 Subject to the terms and conditions of this Agreement, on the Closing Date the Seller will and hereby does sell and transfer to the Purchaser ____________ shares of the Company's Common Stock (the "Shares") at a purchase price of $1.10 per share for an aggregate purchase price of $___________. The term "Shares" refers to the purchased Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which the Purchaser is entitled by reason of the Purchaser's ownership of the Shares.

                  1.2 The closing of the purchase and sale of the Shares hereunder (the "Closing") shall occur simultaneously with the execution of this Agreement by the parties (the "Closing Date"). At such Closing, upon receipt of the consideration for the Shares, the Seller does hereby sell, assign and transfer unto the Purchaser all of the Seller's right, title and interest in and to the Shares. The Seller agrees to submit its executed original stock certificate representing the Shares being transferred hereunder, along with a fully executed copy of this Agreement, to the Company to effect the transfer hereunder. Both the Seller and the Purchaser agree to take such further actions and provide such further information and documentation as may be reasonably necessary to effect the transactions set forth herein.

         2. SELLER REPRESENTATIONS. In connection with the sale of the Shares, the Seller represents to the Purchaser the following:

                  2.1 The Seller currently owns all right, title and interest in and to the Shares, free of all liens and encumbrances, other than restrictions on transfer imposed by applicable federal and state securities laws.

                  2.2 The Seller is selling the Shares for its own benefit and not as part of any any "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), by the Company. The Seller has not used any means of general soliciation or advertising in connection with the offer or sale of the Shares to the Purchaser.

         3. INVESTMENT REPRESENTATIONS. In connection with the purchase of the Shares, the Purchaser represents to the Seller and to the Company the following:

                  3.1 The Purchaser is acquiring the Shares for its own account and for investment purposes only.

                  3.2 The Purchaser is not acquiring the Shares with a view to dividing its participation with others or with a view to or in connection with any offering or distribution in violation of Section 5 of the Securities Act of 1933, as amended (the "Act"), or any applicable federal or state securities laws, rules or regulations.

                  3.3 The Purchaser has no contract, undertaking, arrangement or agreement with any person to sell or transfer to any such person or to have any such person sell for the Purchaser all or any of said Shares, and the Purchaser is not engaged in and does not within the foreseeable future, plan to engage in any venture with any person relative to the sale or transfer of any of the said Shares.

                  3.4 The Purchaser has no present obligation, indebtedness or commitment, nor are any circumstances in existence, which will compel the Purchaser to secure funds by the sale of any of the said Shares, nor is the Purchaser a party to any plan or undertaking which would require or contemplate that proceeds from the sale of all or a part of said Shares be utilized in connection therewith.

                  3.5 The Purchaser does not anticipate acquiring the Shares for sale or other distribution upon the occurrence or non-occurrence of some predetermined event or upon the lapse of any particular period of time.

                  3.6 The Purchaser has not been induced to acquire the Shares by the use of advertisements or any form of public solicitation by the Company, Seller, or their respective agents or representatives, and the Purchaser has not and does not intend to pay any commission or other remuneration to any person in connection with its acquisition of the Shares.

                  3.7 The Shares will be held by the Purchaser subject to all applicable provisions of the Act, the Rules and Regulations of the Securities and Exchange Commission thereunder, and all applicable state securities laws, rules and/or regulations thereunder.

                  3.8 The Purchaser understands that the Shares have not been registered under the Act, or under the securities laws of any state, and that the Shares cannot be sold unless they are subsequently registered under the Act and/or applicable state securities laws or unless exemptions from such registration provisions are available. Purchaser understands that the certificates representing the Shares and any and all securities issued in replacement therefor or exchanged therefor shall bear the following legend, or one substantially similar thereto:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

                  3.9 The Purchaser understands that, although an exemption from registration under Rule 144 under the Act may become available for certain resales of the Shares, various significant conditions of Rule 144 must be satisfied prior to any sale in reliance thereon.

The Purchaser understands that ownership of the Shares involves substantial risk. The Purchaser acknowledges that the Purchaser has evaluated such risk and has determined that the Shares are suitable investments. The Purchaser is sophisticated in financial and business matters and is capable of evaluating the merits and risks of an investment of this type and of protecting its own interests in connection with this transaction.

                  3.10 The Purchaser understands that the Company and the Seller are relying on the accuracy of the representations made herein and, but for the representations made hereunder, Seller would not sell the Shares, the Company would not consent to the transfer thereof.

                  3.11 The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company (including the Company's public filings under the Act and the Securities Exchange Act of 1934, as amended, as such are available without charge on the website of the U.S. Securities and Exchange Commission) to reach an informed and knowledgeable decision to acquire the Shares.

4. ADDITIONAL PROVISIONS.

4.1 RESTRICTIVE LEGEND. The certificate or certificates representing the Shares shall bear a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

4.2 STOP-TRANSFER NOTICES. The Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4.3 REFUSAL TO TRANSFER. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

                  4.4 PURCHASER INDEMNITIES. The Purchaser hereby agrees to indemnify and hold harmless the Seller and the Company from and against any and all losses, costs, liabilities and expenses arising out of or related to the transfer by the Seller to the Purchaser or the resale or distribution by the Purchaser of any portion of the Shares in violation of the Act or any applicable state securities laws or any written agreements covering the Shares. The Purchaser further agrees to defend, indemnify and hold harmless the Company and the Company's legal counsel, Andrews Kurth LLP, and their respective officers, directors, employees, agents, and partners, from and against any and all damages, losses, costs, liabilities and expenses (including reasonable attorneys' fees) arising out of or related to any breach of the representations, warranties or covenants of the Purchaser under this Stock Purchase Agreement.

5. MISCELLANEOUS.

                  5.1 This Agreement may be amended by written agreement between the Seller and the Purchaser.

                  5.2 Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telecopy or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, attention the President, and if to the Seller or the Purchaser, at the addresses as shown on the signature page hereto or such address as a party may notify the other party and the Company of not less than 10 days in advance.

                  5.3 The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by successors and assigns of the parties.

                  5.4 This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

                  5.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  5.6 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

                  5.7 Each party hereto agrees that it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party (or the Company) to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares purchased hereunder.

                  5.8 The Company, its agents, representatives and legal counsel shall be intended third-party beneficiaries of all applicable terms of this Agreement. Furthermore, the parties expressly agree that the Company may delay or refuse to transfer of the Shares to the Purchaser hereunder in the event that the Company believes that such transfer would violate applicable federal or state securities laws, and that the Company's legal counsel may rely upon the representations of the parties set forth herein in connection with any opinion of counsel delivered to the Company and/or its transfer agent in connection with the tranasctions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SELLER:                                              PURCHASER:

Second Amended and Restated Trust                   [                   ]
for the Benefit of the Shareholders
of Mega-C Power Corporation


By:                                                 By:
    ----------------------------------------            ------------------------
         Jeffrey L. Hartman, Trustee


Address:                                             Address:
501 West Plumb Lane, Suite B
Reno, NV  89509                                      ---------------------------
Fax:  (775) 324-1818
                                                     ---------------------------

                                                     ---------------------------